EXHIBIT 15.1

                     INDEPDENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors
Elsinore Corporation

We have reviewed the condensed consolidated balance sheet of Elsinore Corporation and subsidiaries (Reorganized Company) as of June 30, 1998, and the related condensed consolidated statements of operations and cash flows for the three months ended June 30, 1998 and from the period from March 1, 1997 through June 30, 1997 and the related consolidated statements of operations and cash flows of Elsinore Corporation and subsidiaries, Debtor-In-Possession (Predecessor Company) for the period from January 1, 1997 through February 28, 1997. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Elsinore Corporation and subsidiaries (Reorganized Company) as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from March 1, 1997 through December 31, 1997 and of Elsinore
Corporation and subsidiaries, Debtor-In-Possession and the consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the period from January 1, 1997 through February 28, 1997 (not presented herein); and in our report dated February 13, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1997, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                            /s/ KPMG Peat Marwick LLP

Las Vegas, Nevada
August 12, 1998
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